Exhibit 23.1

KPMG LLP	Telephone	(416) 777-8500
Bay Adelaide Centre	Fax	(416) 777-8818
Suite 4600	www.kpmg.ca
333 Bay Street
Toronto ON M5H 2S5

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of The Bank of Nova Scotia

We consent to the use of our audit reports dated December 6, 2013 to the Shareholders of The Bank of Nova Scotia (the “Bank”) on the consolidated financial statements of the Bank, which comprise the consolidated statements of financial position as at October 31, 2013 and October 31, 2012, the consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended October 31, 2013, and notes, comprising a summary of significant accounting policies and other explanatory information, and on the effectiveness of internal control over financial reporting which are incorporated by reference in the Form F-3 Registration Statement, and to the reference to our firm under heading Experts in the Form F-3 Registration Statement.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

November 10, 2014

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent members firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

KPMG Confidential